EXHIBIT 99.1

B  A  N  C  S  H  A  R  E  S

NEWS RELEASE
For More Information Contact:	For Release October 26, 2004
J. Downey Bridgwater, President & Chief Executive Officer 713-507-2670

Sterling Bancshares Appoints New Chairman of the Board

HOUSTON, Texas—Sterling Bancshares, Inc. (Nasdaq: SBIB), today announced that Steven F. Retzloff has been appointed Chairman of the Board of Sterling Bancshares, Inc. succeeding George Martinez who will become Chairman Emeritus. Mr. Retzloff has served as a director since 1988 and is a significant shareholder of the Company. He is also President of Retzloff Industries, Inc. in Houston, Texas. Mr. Retzloff succeeds George Martinez, a founder of the Company, as Chairman of the Board. Mr. Martinez previously served the Company as President from September 1980 until December 1994 and as Chief Executive Officer from September 1980 until December 2001, at which time the current Chief Executive Officer, J. Downey Bridgwater, was elected to that position. Mr. Retzloff has also been appointed as Chairman of the Board of the Company’s subsidiary, Sterling Bank. Mr. Martinez will continue to serve as a director of the Company. He will also continue to serve the Company pursuant to a previously announced Consulting Agreement with the Company that was effective June 1, 2004. This change will allow Mr. Martinez a greater opportunity to focus on his other interests including consulting through Chrysalis Partners, L.L.C.

Except for historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, the following: general business and economic conditions in the markets the Company serves may be less favorable than anticipated which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments; the Company’s liquidity requirements could be adversely affected by changes in its assets and liabilities; legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; competitive factors may increase, including product and pricing pressures among financial services organizations; and changes in fiscal and governmental policies of the United States federal government could have an adverse effect on the Company’s business. Please also read the additional risks and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Sterling Bancshares, Inc. is a Houston-based bank holding company that operates 36 community-banking offices in the greater metro areas of Dallas, Houston and San Antonio. Sterling’s common stock is traded through the Nasdaq National Market System under the symbol SBIB. For more information on Sterling Bancshares, please visit the company’s web site at www.banksterling.com.

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